Exhibit 10.20

SERIES E PREFERRED STOCK SUBSCRIPTION AGREEMENT

This Series E Preferred Stock Subscription Agreement (the “Agreement”) dated as of August 26, 2008 is entered into by and between ChemoCentryx, Inc., a Delaware corporation (the “Company”), and the individual or entity (collectively, the “Purchasers” and individually, the “Purchaser”) whose name appears on the last page of this Agreement.

The Company desires to sell shares of its Series E Preferred Stock, par value $0.001 per share (the “Series E Stock”), to the Purchasers, and the Purchasers desire to purchase such shares of Series E Stock, on the terms and subject to the conditions set forth in this Agreement. This Agreement, including the agreements set forth as Exhibits hereto, shall be collectively referred to as the “Agreements.”

Each Purchaser understands that, pursuant to the Agreements, the Company proposes to offer and sell to a limited number of sophisticated investors an aggregate maximum of 6,800,000 shares of Series E Stock at a price of $7.36 per share (the “Offering”).

The total number of shares of Series E Stock issued pursuant to the Agreements is hereinafter referred to as the “Shares.” The Shares will have, on the date of the Closing (as defined below), the rights, preferences and privileges provided for in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), attached hereto as Exhibit A, and the Amended and Restated Investors Rights Agreement (the “Investors Rights Agreement”), attached hereto as Exhibit B.

Accordingly, each Purchaser agrees with the Company as follows (except as to Section 7.18, Section 7.19, Section 7.20 and Section 7.21, which are applicable only to Purchaser Glaxo Group Limited, a limited liability company organized under the laws of England doing business as GlaxoSmithKline (“GSK”)):

1.        Sale of Shares.  Each Purchaser will purchase from the Company the number of Shares set forth opposite the Purchaser’s name on the last page of this Agreement at a price of $7.36 per share, and in consideration therefor the Company agrees to issue to each Purchaser a stock certificate for the number of Shares set forth opposite each Purchaser’s name on the last page of this Agreement.

2.        Closing; Delivery.

  2.1        Closing.  Each Purchaser understands that the Company is under no obligation to sell any of the Shares to the Purchasers unless the Company accepts and signs this Agreement. The closing of the purchase and sale of the Shares to the Purchasers hereunder shall be held at the offices of Latham & Watkins LLP, 600 West Broadway, Suite 1800, San Diego, California 92101, at 10:00 a.m. on August 26, 2008 (the “Closing”).

  2.2        Delivery.  At the Closing, the Company will deliver to each Purchaser a certificate for the number of Shares set forth opposite each Purchaser’s name on the last page of this Agreement in exchange for a check payable to the Company or wire transfer to the

Company’s bank account in an amount equal to $7.36 times the number of Shares being acquired by such Purchaser.

3.        The Company’s Representations and Warranties.  Except as set forth in the Schedule of Exceptions attached hereto as Exhibit C, which exceptions shall be deemed to be representations and warranties as made hereunder, the Company represents and warrants as of the Closing to each Purchaser as follows:

  3.1        Organization and Standing.  The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation in all jurisdictions in which the failure to be so qualified would have a material adverse affect on the Company’s business, financial condition or results of operations.

  3.2        Corporate Power.  The Company will have at the Closing all requisite legal and corporate power and authority to execute and deliver the Agreements, to sell and issue the Shares hereunder, to issue the Common Stock issuable upon conversion of the Shares and to carry out and perform its obligations under the terms of the Agreements.

  3.3        Subsidiaries.  The Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

  3.4        Capitalization.  As of the Closing and after giving effect to the sale of the Shares pursuant to the terms of the Agreements (i) the authorized capital stock of the Company will consist of (a) 68,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of which 8,226,830 shares will be issued and outstanding, 3,000,000 shares will be reserved for issuance upon the conversion of outstanding shares of Series A-1 Preferred Stock of the Company, par value $0.001 per share (the “Series A-1 Stock”), 1,000,000 shares will be reserved for issuance upon the conversion of outstanding shares of Series A-2 Preferred Stock of the Company, par value $0.001 per share (the “Series A-2 Stock”), 1,000,000 shares will be reserved for issuance upon the conversion of outstanding shares of Series A-3 Preferred Stock of the Company, par value $0.001 per share (the “Series A-3 Stock”), 24,390,790 shares will be reserved for issuance upon the conversion of outstanding shares or outstanding warrants to purchase shares of Series B Preferred Stock of the Company, par value $0.001 per share (the “Series B Stock”), 5,048,469 shares will be reserved for issuance upon the conversion of outstanding shares of Series C Preferred Stock, par value $0.001 per share (the “Series C Stock”), 7,750,655 shares will be reserved for issuance upon conversion of outstanding shares of Series D Stock, par value $0.001 per share (the “Series D Stock” and, collectively with the Series A-1 Stock, the Series A-2 Stock, the Series A-3 Stock, the Series B Stock, the Series C Stock and the Series E Stock, the “Preferred Stock”), 6,800,000 shares will be reserved for issuance upon the conversion of outstanding Series E Stock, 4,686,842 shares will be issuable upon the exercise of outstanding options and warrants to purchase Common Stock, and 2,074,189 shares will be reserved for issuance upon the grant of options currently reserved for issuance under the Company’s stock incentive plans, and (b) 48,989,914 shares of Preferred Stock, par value $0.001 per share, consisting of (1) 3,000,000 shares designated as Series A-1 Stock, all of which will be issued and outstanding, (2) 1,000,000 shares designated as Series A-2 Stock, all of which will be issued and outstanding, (3) 1,000,000 shares designated as Series A-3 Stock, all of which will be issued and outstanding, (4) 24,390,790 shares designated as Series B Stock, of which 23,664,713 shares will be issued and outstanding and 726,077 shares will be reserved for issuance upon exercise of outstanding warrants to purchase Series B Stock, (5) 5,048,469 shares designated as Series C Stock, all of which will be issued and outstanding, (6) 7,750,655 shares designated as Series D Stock, all of which will be issued and outstanding and (7) 6,800,000 shares designated as Series E Stock of which 6,800,000 shares (assuming the sale and/or issuance of 6,800,000 of Series E Stock in the Offering) will be outstanding; (ii) all issued and outstanding shares of capital stock of the Company (including the Shares) are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive or similar rights; and (iii) except as otherwise set forth in this Section 3.4, the Company will not have outstanding any shares of capital stock or voting stock of the Company, stock or other securities convertible into or exchangeable for any shares of capital stock of the Company, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of any capital stock, or any stock or securities convertible into or exchangeable for any capital stock of the Company. All shares of Common Stock issuable upon conversion of the Shares have been duly authorized and validly reserved for issuance and, when issued in accordance with the terms of the Certificate, will be validly issued, fully paid and nonassessable and will be free and clear of any liens, charges or other encumbrances or restrictions on sale created by or through the Company and will be free and clear of all preemptive or similar rights.

  3.5        Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of the Agreements by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of all of the Company’s obligations under the Agreements has been taken or will be taken prior to the Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and (ii) to the extent the indemnification provisions in the Investors Rights Agreement may be limited by applicable federal or state securities laws. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable. The shares of Common Stock issued upon conversion of the Shares (together with the Shares, the “Securities”) in accordance with the Certificate will be duly authorized, validly issued, fully paid and non-assessable. The Series E Stock will have the rights, preferences and privileges described in the Certificate. The Shares will be free of any liens, charges or encumbrances or restrictions on sale created by or through the Company and free and clear of all preemptive or similar rights; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein and the Investors Rights Agreement.

  3.6        Labor Agreements and Actions.  The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Each officer and each employee of the Company is not party to any employment agreement and the employment of such individuals is terminable at the will of the Company.

  3.7        Agreements; Action.

      (a)        Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof nor are there agreements or understandings between any person and/or entities, which affect or relate to the voting or giving of written consents with respect to any security or by a director of the Company.

      (b)        There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $100,000.00, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company’s products or services.

      (c)        The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business, or (iv) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000.00 or collectively in excess of $500,000.00.

      (d)        For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

      (e)        The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Certificate or Bylaws, that adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

      (f)        The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

      (g)        Each of the contracts listed in Section 3.7 of the Schedule of Exceptions (the “Material Contracts”) is a valid and binding obligation of the Company. No event or circumstance has occurred which would result in a breach or default under any of the Material Contracts by the parties thereto nor is any party thereto currently in breach or default under any Material Contract, other than which would not reasonably be expected to have a material adverse affect on the business, properties, prospects or financial condition of the Company.

  3.8        Title.  The Company has good and marketable title to its properties and assets and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable and (ii) liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

  3.9        Compliance with Other Instruments.  The Company is not in violation or default of any term of its Certificate or Bylaws, or of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree, and to its knowledge is not in violation of any statute, rule or regulation applicable to the Company where such violation would materially and adversely affect the Company. The execution, delivery and performance of and compliance with the Agreements, and the issuance of the Shares, has not resulted and will not result in any material violation of, or conflict with, or constitute with or without the passage of time and the giving of notice a material violation or default under, the Company’s Certificate or Bylaws or any material agreements or instruments to which the Company is a party or by which the Company is otherwise bound nor result in the creation of, any mortgage, security interest, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company nor violate any material order, judgment, law, statute, rule or regulation applicable to the Company. To its knowledge, the Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of any material right granted under any material license, distribution agreement or other agreement.

  3.10      Litigation.  There are no actions, claims, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency (nor, to the Company’s knowledge, is there any reasonable basis therefor or threat thereof) that might result in any material adverse effect on the assets, properties, financial condition, operation, results or business of the Company. The foregoing includes, without limitation, actions pending or threatened (or any reasonable basis therefor known to the Company) involving the prior employment of any of the Company’s employees or consultants, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreement with their former employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

  3.11        Employees.  To the Company’s knowledge, no employee or consultant of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company.

  3.12        Registration Rights; Voting Rights.  Except as set forth in the Investors Rights Agreement, the Company is not under any contractual obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, no stockholders of the Company have entered into any agreement with respect to the voting of capital shares of the Company.

  3.13        Governmental Consent, etc.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Securities, or the consummation of any other transaction contemplated hereby, except (a) filing of the Certificate in the office of the Delaware Secretary of State, or (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Securities under the California Corporate Securities Law of 1968, as amended and applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

  3.14        Offering.  Subject to the accuracy of the Purchaser’s representations in Section 4 hereof, the offer, sale and issuance of the Securities will constitute a transaction exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and will be in compliance with applicable state securities laws.

  3.15        Patents and Trademarks.  Section 3.15 of the Schedule of Exceptions sets forth a complete listing of all of the material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, copyrights and copyright applications of the Company (the “Rights”). The Rights and the material trade secrets, proprietary information, proprietary rights and processes, formulae, biological materials, test results, customer lists and know how of the Company are referred to herein as its “Intellectual Property.” To its knowledge, after reasonable inquiry, the Company has sufficient title to and ownership of or rights to use, without any conflict with or infringement of the rights of others, all of (a) the Rights and (b) the Intellectual Property which it deems necessary for its business as now conducted; except for which would not have a material adverse effect on the business, properties, prospects or financial condition of the Company. The Company has not received any communications alleging any claims that the Company has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity or that the Intellectual Property is invalid or unenforceable or infringes on the rights of any other person or entity or that the Company does not have good title to any of the Intellectual Property, except for which would not have a material adverse effect on the business, properties, prospects or financial condition of the Company. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company or that would materially conflict with the Company’s business as proposed to be conducted. Neither the execution nor delivery of the Agreements, nor the carrying on of the Company’s business by the employees of the Company, will, to the best of the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees are now obligated, except for which would not have a material adverse effect on the business, properties, prospects or financial condition of the Company. The Company does not believe it will be necessary to utilize any inventions of any of the Company’s employees (or people it currently intends to hire) made prior to their employment by the Company which are not currently licensed to or owned by the Company. Other than as set forth on Section 3.15 of the Schedule of Exceptions, to the Company’s knowledge, the Company has not granted to any other person or entity any rights in the Intellectual Property or current products or services of the Company. The Company is not currently obligated or under any existing liability to make any material royalty or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service name, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of their respective businesses as now conducted or as proposed to be conducted or otherwise. The Company shall use its commercially reasonable efforts to comply with the provisions of 37 C.F.R 1.56 (“Duty to disclose information material to patentability”) during prosecution of the U.S. patent applications listed in Section 3.15 of the Schedule of Exceptions. To the Company’s knowledge, except with respect to the rights of third parties to the Intellectual Property that the Company is licensed or otherwise authorized by third parties to use, market, distribute or incorporate in the Intellectual Property, no third party has any express rights to reproduce distribute, market or exploit any works or materials of which any of the Intellectual Property is a “derivative work” as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

  3.16        Obligations to Related Parties.  There are no obligations of the Company to officers, directors, stockholders or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to employees. None of the officers, directors or stockholders of the Company, or any members of their immediate families are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that officers, directors and/or stockholders of the Company may own stock in publicly traded companies which may compete with the Company. To the Company’s knowledge, no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company). The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

  3.17        Disclosure.  To the Company’s knowledge, the Agreements and all other certificates delivered in connection herewith, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made. The Company has provided each Purchaser with all the information that each Purchaser has requested for deciding whether to purchase the Shares and all information which the Company believes is reasonably necessary to enable each Purchaser to make such decision. To the Company’s knowledge, all information provided to the Purchasers does not contain any misstatement or omission of a material fact, and such information, including without limitation the patent files, are materially complete.

  3.18        Employee Benefit Plans.  The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

  3.19        Tax Returns and Payments.  The Company has filed all tax returns and reports as required by law when due. These returns and reports are true and correct in all material respects. The Company has timely paid all material taxes and other assessments due.

  3.20        Proprietary Information and Inventions Agreements.  Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to each Purchaser, if requested. The Company is not aware that any of its current and former employees or consultants is in violation thereof, and the Company will use its best efforts to prevent any such violation.

  3.21        Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the ownership of its assets and conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company. The Company is not in default under any of such franchises, permits, licenses or other similar authority, no condition exists that would constitute a material default thereunder and none of them will be terminated or impaired by the transactions contemplated hereby.

  3.22        Corporate Documents.  The Certificate and Bylaws of the Company are in the form made available to each Purchaser, if requested. The copy of the minute books of the Company made available to each Purchaser, if requested, contains minutes of all meetings of directors (and any committees of directors) and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes accurately in all material respects.

  3.23        Insurance.  The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

  3.24        Use of Proceeds.  The Company agrees to use the proceeds received by the Company pursuant to this Agreement for general corporate purposes.

  3.25        Finders Fee.  The Company represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

  3.26        Employee Matters.

        (a)        The Company is in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor practice, except for which would not have a material adverse effect on the business, properties, prospects or financial condition of the Company.

        (b)        No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

        (c)        Thomas Schall has not advised the Company (orally or in writing) that he intends to terminate his employment with the Company.

  3.27        Financial Statements.  The Company has delivered to each Purchaser (a) its audited balance sheet and statements of operations and cash flows as of and for the fiscal years ended December 31, 2006 and 2007 and (b) its unaudited balance sheet as of June 30, 2008 (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated, except that the unaudited balance sheet as of June 30, 2008 does not contain footnotes. The Financial Statements accurately set out and describe the financial condition and operating results of the Company in all material respects as of the date, and for the period, indicated therein. The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except (a) the liabilities and obligations set forth in the Financial Statements and (b) liabilities and obligations which have been incurred subsequent to December 31, 2007 in the ordinary course of business.

  3.28        Environmental Matters.  No hazardous waste, substances or materials, or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company, except in material compliance with applicable environmental laws. To the knowledge of the Company, no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed or otherwise caused to enter the soil or water in or upon any real property owned, leased or operated by the Company, except in material compliance with applicable environmental laws. To the knowledge of the Company, the Company has complied in all material respects with all applicable environmental, health and safety laws and regulations, except where the failure to so comply has not had or is not reasonably likely to have a material adverse effect on the Company or its operations.

  3.29        C Corporation Status.  The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended, to be treated as a Subchapter S corporation.

4.        Representation and Warranties of the Purchaser.  The Purchaser represents and warrants to the Company, severally and not jointly, as follows:

  4.1        Authorization.  Each Purchaser has full power and authority to enter into this Agreement, and the Investors Rights Agreement. This Agreement and the Investors Rights Agreement constitute each Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms.

  4.2        Purchase Entirely for Own Account.  This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Securities to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same; provided, however, nothing contained herein shall prevent Purchaser from transferring the Securities to an investment fund managed or advised by Purchaser (a “Purchaser Fund”), to any manager, member or advisor of Purchaser, to any affiliate or successor of the Purchaser or any manager, member or advisor of Purchaser or any general or limited partner of any Purchaser Fund. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Purchaser has not been formed for the specific purpose of acquiring the Securities.

  4.3        Disclosure of Information.  Purchaser has discussed the Company and its plans, operations and financial condition with the Company’s officers and has received all such information as Purchaser deems necessary and appropriate to enable Purchaser to evaluate the financial risk inherent in making an investment in the Securities. To Purchaser’s knowledge, Purchaser has received satisfactory and complete information concerning the business and financial condition of the Company in response to the Purchaser’s inquiries.

  4.4        Sophistication.  Purchaser realizes that the purchase of the Securities will be a highly speculative investment. Purchaser is able, without impairing Purchaser’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of Purchaser’s investment. Purchaser recognizes that the Company has a limited financial and operating history and the investment in the Company involves substantial risks. Purchaser understands all of the risks related to the purchase of the Securities. By virtue of Purchaser’s experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, Purchaser is capable of evaluating the merits and risks of the Purchaser’s investment in the Company and has the capacity to protect Purchaser’s own interests.

  4.5        Restricted Securities.  Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Investors Rights Agreement. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

  4.6        Accredited Investor.  Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

  4.7        Qualified Institutional Buyer.  Purchaser is either (i) a Qualified Institutional Buyer within the meaning of Rule 144A promulgated under the Securities Act or (ii) an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, having investments of at least $10 million.

  4.8        Subscription.  Purchaser understands that the financing may not be fully subscribed and, even if fully subscribed, the proceeds of this financing may not be sufficient to carry the Company to the point of profitability.

  4.9        Forecasts.  Purchaser understands that while management forecasts were made in good faith, such forecasts may be inaccurate and operating results could differ dramatically and materially from the results forecast by management.

  4.10      No Public Market.  Purchaser understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

  4.11      Legends.  Purchaser understands that the Securities, and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

      (a)        “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

      (b)        Any legend set forth in the other Agreements.

      (c)        Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

  4.11      Foreign Investors.  If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) (a “Foreign Purchaser”),

Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Purchaser’s subscription and payment for and continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

5.        Conditions of the Purchaser’s Obligations at Closing.  Purchaser’s obligations to purchase the Shares at the Closing are, at the option of Purchaser, subject to the fulfillment of the following conditions:

  5.1        Representations and Warranties Correct.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct as of the Closing.

  5.2        Performance; Compliance Certificate.  The Company shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions that are required to be performed or complied with by it on or before the Closing. The Company shall have delivered to each Purchaser a certificate of the Company executed by the President or Chief Financial Officer of the Company, dated as of the date of the Closing certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

  5.3        Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

  5.4        Amended and Restated Certificate.  The Certificate shall have been filed with the Delaware Secretary of State.

  5.5        Investors Rights Agreement.  The Company and each Purchaser shall have executed and delivered the Investors Rights Agreement in substantially the form attached hereto as Exhibit B.

  5.6        Stock Certificate.  The Company shall have executed a stock certificate representing the Shares.

  5.7        Opinion of Counsel.  Each Purchaser shall have received from Latham & Watkins LLP (“LW”), counsel for the Company, an opinion dated as of the Closing, in substantially the form of Exhibit D.

  5.8        Good Standing Certificate.  The Company shall have received, and provided a copy to the Purchasers, a certificate of good standing from the Secretary of State of the State of Delaware, and each other jurisdiction in which failure to be so qualified would have a material adverse affect on the Company’s business, financial condition or results of operations.

  5.9        Incumbency Certificate.  The Purchasers shall have received a certificate certifying the genuineness of the signature of the President and Chief Executive Officer of the Company.

  5.10      Consents.  The Company shall have received all consents and approvals from third parties required for the execution, delivery and performance of this Agreement by the Company.

  5.11      Board of Directors.  The Board of Directors shall consist of five (5) directors, which members shall be: Regina Herzlinger, D.B.A., Roger Lucas, Ph.D., Thomas Schall, Ph.D., Samuel Wertheimer, Ph.D. and Edward Penhoet, Ph.D.

  5.12      Secretary’s Certificate.  The Purchasers shall have received from the Company’s Secretary a certificate having attached thereto (i) the Company’s Amended and Restated Certificate of Incorporation as in effect at the time of the Closing, (ii) the Company’s Bylaws as in effect at the time of the Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, and (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Amended and Restated Certificate of Incorporation.

  5.13      Stockholder Approval.  The stockholders of the Company shall have approved the transactions contemplated by the Agreement to the extent required under the Delaware General Corporation Law, the California Corporations Code and the Company’s existing Amended and Restated Certificate of Incorporation.

6.        Conditions of the Company’s Obligations at Closing.  The Company’s obligations to sell the Shares at the Closing are, at the option of the Company, subject to fulfillment of the following conditions:

  6.1        Representations and Warranties.  The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct in all material respects as of the Closing.

7.        Miscellaneous.

  7.1        Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in all respects by the laws of the State of California, without regard to the conflict of law provisions thereof.

  7.2        Survival.  The representations and warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the sale of the Shares.

  7.3        Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

  7.4        Entire Agreement.  The Agreements embody the entire understanding and agreement between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

  7.5        Notices, etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight delivery or sent by telegram or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed (a) if to the Purchasers, at his or her address set forth on the last page of this Agreement, or at such other address as the Purchasers shall have furnished the Company in writing, or (b) if to the Company, at the address of its principal office, or at such other address as the Company shall have furnished to the Purchasers in writing; provided, however, that registered or certified mail shall not be used to effectuate the delivery of any such notice to addresses outside the United States.

  7.6        California Corporate Securities Law.  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

  7.7        Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

  7.8        Waivers and Amendments.  Any term of this Agreement may be amended only with the written consent of the Company and the holders of at least a majority of the then outstanding Shares (on an as converted basis and including any Shares converted to Common Stock); provided, however, any amendment to Section 7.18, Section 7.19, Section 7.20 or Section 7.21 hereof may be amended only with the written consent of GSK and the Company. Any amendment or waiver effected in accordance with this Section 7.8 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such Securities, and the Company.

  7.9        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

  7.10      Finders Fee.  Each Purchaser represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchasers or any of its officers, employees, or representatives is responsible.

  7.11        Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

  7.12        Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

  7.13        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

  7.14        Confidentiality.  Each party hereto agrees that for a period of two (2) years, except with the prior written permission of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Shares purchased hereunder (the “Confidential Information”). Notwithstanding the foregoing, either party can disclose the Confidential Information to its affiliates and agents, provided such affiliates have agreed in writing to disclose such information only as permitted hereunder. Confidential Information shall not include any information which: (a) the party receiving Confidential Information rightfully receives, obtained or obtains from a third party without incurring obligations of confidentiality, (b) the party receiving Confidential Information rightfully developed or develops independently without reference to information obtained from the other party hereunder, (c) enters into the public domain by no fault of the party receiving Confidential information, or (d) is required by applicable law, regulation or legal process to be disclosed. The provisions of this Section 7.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

  7.15        Fees and Expenses.  The Company agrees to pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the issuance of the Shares and all shares of Common Stock issuable upon conversion of the Shares.

  7.16        Withholding Tax, etc.  The parties hereby acknowledge that payments with respect to the Shares (or shares of Common Stock issuable upon conversion of the Shares) made by the Company to each Purchaser, if Purchaser is a Foreign Purchaser, may be subject to United States withholding tax. Each Purchaser, if Purchaser is a Foreign Purchaser, shall timely provide to the Company two copies of IRS Form W-8ECI or IRS Form W-8BEN (or any successor form) to claim such an exemption or reduction in accordance with the applicable law.

  7.17        Waiver of Conflicts.  Each party to this Agreement acknowledges that LW, counsel to the Company, has in the past performed and is or may now or in the future represent one or more of the Purchasers or their affiliates in matters unrelated to the Offering, including representation of such Purchasers or their affiliates in matters of a similar nature to the Offering. The applicable rules of professional conduct require that LW inform the parties hereunder of this representation and obtain their consent. LW has served as outside general counsel to the Company and has negotiated the terms of the Offering solely on behalf of the Company. It is the belief of LW that these terms and conditions represent an arm’s length transaction between the Company and the Purchasers. The Purchasers have been represented by independent legal counsel regarding the terms of the Offering. The Company and each Purchaser hereby (i) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, (ii) acknowledge that with respect to the Offering, LW has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser, and (iii) gives its informed consent to LW’s representation of the Company in the Offering.

  7.18        Selling Restrictions.  GSK agrees that for a period commencing on the date of the Closing and ending on the earliest of (a) the third anniversary of the date of the Closing, (b) the consummation of a Qualified IPO (as defined in the Investors Rights Agreement) and (c) the closing of a transaction in which a third party acquires a majority of the outstanding voting shares of the Company (the “Restricted Period”), neither GSK, nor any of its affiliates, shall offer, sell, contract to sell, pledge, grant an option to purchase, make a short sale or otherwise dispose of any Securities held by GSK or any of its affiliates, or grant an option or other rights to any person or entity to acquire any Securities (i) to any person engaged in the pharmaceutical or biotechnology industries or (ii) in excess of such amount as is necessary to avoid consolidation of the Company’s financial performance with the performance of GSK, without the prior written consent of the Company; provided that notwithstanding anything in this Section 7.18 to the contrary, GSK and its affiliates shall be bound by the Market-Standoff Agreement in Section 1.14 of the Investors Rights Agreement. During the Restricted Period, the consent of the Company shall not be required for the transfers by GSK of all or a portion of the Securities to its affiliates (a “Permitted Transferee”); provided, however, that such affiliate agrees to become a party to, and be bound by, all of the terms and conditions of this Agreement by duly executing and delivering a joinder agreement. During the two year period from and after the expiration of the Restricted Period, GSK and/or its affiliates shall not offer, sell, contract to sell, pledge, grant an option to purchase, make a short sale or otherwise dispose of any of the Securities purchased by GSK pursuant to this Agreement other than pursuant to a registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act without the prior written consent of the Company.

  7.19        Standstill.

  (a)          Following the earlier to occur of (i) the termination of the Right to Match Period (as defined below) or (ii) the completion of an initial public offering by the Company, during the any portion of the Research Term (as defined in the Product Development and Commercialization Agreement between the Company and Glaxo Group Limited dated as of August 22, 2006) and the first year thereafter, neither GSK nor any of its affiliates shall, in any manner, directly or indirectly, except as agreed by the Company in writing or as provided expressly in Sections 7.19(b) or 7.19(c) or otherwise under this Agreement: (i) make, effect, initiate, cause or participate in any acquisition of beneficial ownership of any securities or any assets of the Company; (ii) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the beneficial ownership of any securities of the Company; (iii) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of any action referred to in subsections (i) or (ii) of this Section 7.19(a); or (iv) assist, induce or encourage any other person or entity to take any action of the type referred to in subsections (i), (ii) or (iii) of this Section 7.19(a).

        (b)        Nothing herein shall prevent GSK or its affiliates (or in the case of Section 7.19(b)(iv), their employees) from: (i) purchasing the Shares at the Closing; (ii) purchasing additional Securities pursuant to the provisions of the Investors Rights Agreement or the Certificate; (iii) acquiring Securities issued in connection with stock splits or recapitalizations; (iv) following the consummation of a Qualified IPO (as defined in the Investors Rights Agreement) purchasing Securities for (A) a pension plan established for the benefit of GSK’s employees, (B) any employee benefit plan of GSK, (C) any stock portfolios not controlled by GSK or any of its affiliates that invest in the Company among other companies, or (D) any account of a GSK director, officer or employee in such individual’s personal capacity; or (v) acquiring securities of another biotechnology or pharmaceutical company that beneficially owns any Securities; provided that any Securities so acquired shall be subject to the provisions of Section 7.18 of this Agreement on the same basis as the Shares purchased pursuant to this Agreement.

        (c)        GSK and its affiliates shall be free from the restrictions and limitations contained in this Section 7.19 in the event that: (i) the Board of Directors of the Company publicly announces or publicly acknowledges that (A) the Board of Directors of Company has decided to sell the Company or (B) the Company is for sale; (ii) the Company enters into a written agreement with a third party providing for a transaction which would give rise to a change of control in the Company; (iii) any third party commences or otherwise undertakes any tender or exchange offer (as such terms are defined or used under the Exchange Act) for the Company; or (iv) any third party initiates a “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to the Company.

  7.20        No Shop/Right to Match.

        (a)        The Company agrees that, without the consent of GSK, neither it nor its employees, officers directors, nor any agent acting on their behalf or on behalf of the Company, will for a period of 180 days from the date of the Closing (the “No Shop Period”) take any action to solicit, initiate, encourage, enter into any discussions relating to, or provide any assistance with respect to any proposal, negotiation or offer from any person or entity other than its existing stockholders relating to the acquisition, sale, lease, merger, or other disposition of the Company or any material part of the stock or assets of the Company (other than in a public offering or private financing for capital raising purposes) (collectively, a “Sale Transaction”) and shall notify GSK in writing of any inquiries by any third parties in regards to the foregoing.

        (b)        Without limiting the restrictions set forth in Section 7.20(a), the Company further agrees that during the No Shop Period and until the later of: (i) six (6) months after the end of the No Shop Period or (ii) thirty (30) days after GSK’s receipt of top-line maintenance data from its PROTECT-1 clinical study (but in no event later than twelve (12) months after the end to the No Shop Period) (the “Right to Match Period”), it will not enter into discussions with, or provide any person or entity other than its existing stockholders with information relating to a Sale Transaction, without notifying GSK of such discussions within five (5) business days of their commencement. During the Right to Match Period the Company shall provide in writing to GSK the terms of any proposed Sale Transaction deemed by the Board of Directors of the Company to be acceptable, negotiated in good faith, and not subject to any additional due diligence by a third party. GSK will then have ten (10) business days (the “Negotiation Period”) to conduct due diligence and negotiate and execute a definitive agreement to enter into a Sale Transaction on terms materially equivalent to those proposed terms disclosed to GSK, provided that the Company provides reasonable cooperation to GSK during such period. If GSK enters into a definitive agreement during the Negotiation Period then GSK and the Company will have thirty (30) business days (which thirty (30) days period shall be extended in order to obtain required regulatory approvals) to complete and close the Sale Transaction. Regardless of whether GSK enters into a definitive agreement during the Negotiation Period, all rights under this Section 7.20 shall remain in effect through the duration of the Right to Match Period if the Company does not close the previously proposed Sale Transaction on substantially the proposed terms disclosed to GSK.

        (c)        Notwithstanding the foregoing, all rights under this Section 7.20 shall immediately terminate in the event of an initial public offering which causes an automatic conversion of the Company’s outstanding Preferred Stock as provided in the Company’s then outstanding Amended and Restated Certificate of Incorporation.

  7.21        No Participation in the Company’s Initial Public Offering.

        (a)        GSK acknowledges that on November 9, 2007 the Company filed with the Securities and Exchange commission a Registration Statement on Form S-1 (as amended, the “Registration Statement”) in contemplation of its initial public offering (“IPO”) and GSK agrees that neither it nor any of its affiliates shall (i) purchase securities in an IPO by the Company pursuant to the Registration Statement or (ii) purchase securities in any IPO of the Company completed within twelve (12) months of the Closing, unless such IPO is conducted by the

Company pursuant to a registration statement filed subsequent to an abandonment of the Registration Statement by the Company performed in accordance with Rule 155(c) promulgated under the Securities Act.

        (b)        Notwithstanding the foregoing, nothing in this Agreement shall be deemed to terminate GSK’s agreement, pursuant to Section 7.18 of that certain Series D Preferred Stock Agreement dated August 22, 2006 by and between the Company and the purchasers party thereto, as amended, to purchase an aggregate amount of $7 million of the Company’s Common Stock in a private placement to be completed concurrently with the closing of an IPO by the Company that raises at least $25 million in proceeds.

  7.22        Post-Closing HSR Filings.     In the event of post-closing conversion of the Shares requiring notification under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), the Purchasers agree to (i) file such notification under the HSR Act with the Federal Trade Commission and the Department of Justice Antitrust Division, (ii) pay all required filing fees associated with such notification, and (iii) notify the Company of the fact the Purchasers intend to acquire voting securities of the Company as required by the HSR Act.

The foregoing Agreement is hereby confirmed and accepted by the Company as of the date above first written.

CHEMOCENTRYX, INC.

By:	/s/ Susan Kanaya
	Name:	Susan Kanaya
	Title:	Chief Financial Officer

[COUNTERPART SIGNATURE PAGE TO SERIES E PREFERRED STOCK SUBSCRIPTION AGREEMENT]

The undersigned hereby executes and delivers the Agreement to which this signature page is attached, which, together with all counterparts of the Agreement and signature pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement

GLAXO GROUP LIMITED
Print or Type Name of Investor

By:	/s/ Carol G. Ashe
	Name:	Carol G. Ashe
	Title:	Attorney in fact

Address:	One Franklin Plaza
200 N. 16th Street
FP 2355
Philadelphia, PA 19102

Fax: 215-751-5349

Amount of Investment: US$ 50,000,000
Number of Shares: 6,793,478

Dated: August 25, 2008

[COUNTERPART SIGNATURE PAGE TO SERIES E PREFERRED STOCK SUBSCRIPTION AGREEMENT]

EXHIBIT A

Amended and Restated Certificate of Incorporation

EXHIBIT B

Amended and Restated Investors Rights Agreement

EXHIBIT C

Schedule of Exceptions

EXHIBIT D

Form of Opinion of Counsel